Exhibit 99.1

For Release	Immediate

Contacts	(News Media) Tony Zehnder, Corporate Communications 312.396.7086
(Investors) Scott Galovic, Investor Relations 317.817.3228

Conseco Seeks Holding Company Name Change to CNO Financial Group, Inc.

Carmel, Ind., March 25, 2010: Conseco, Inc. (NYSE: CNO) announced today that it will ask shareholders at their annual meeting on May 11, 2010 to approve a change in the holding company’s name to CNO Financial Group, Inc. (“CNO”).

The proposed name change reflects the transformation of the company that management and employees have achieved over the past three years. It also serves to separate the identity of the holding company - an investor brand - from the identities of its operating subsidiaries - the insurance brands known by agents and end consumers. The new name incorporates the company’s New York Stock Exchange symbol already familiar to investors, while supporting its widely recognized consumer brands, which include Bankers Life and Casualty Company, Colonial Penn Life Insurance Company, and Washington National Insurance Company.

“Over the past three years, CNO has significantly improved its financial stability and sharply focused its business strategy,” said Jim Prieur, Chief Executive Officer.  “We’ve transformed CNO’s leadership team and culture by bringing in top people from the outside, promoting from within, and encouraging engagement throughout the enterprise.  We’ve recapitalized the company to reduce debt, increase liquidity and equity capital, provide more flexibility to ride out economic storms, and enhance our ability to grow profitably.  We’ve streamlined and simplified the company to focus on those businesses where we enjoy true competitive advantages, and we’ve changed to become customer-driven, rather than product-driven.  As we focus on execution, and genuinely serve the needs of the middle-income market, I believe we can grow our company and create lasting value for all CNO stakeholders.”

The name change will not affect the company’s ownership structure or insurance business operations.

Conseco, Inc.’s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures.  For more information, visit Conseco’s web site at www.conseco.com.

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